Exhibit 99.2

K&F Growth Acquisition Corp. II Announces Completion of $287.5 million IPO

Each Unit Includes One Class A Ordinary Share and One Share Right to Receive 1/15th of a Class A Ordinary Share

MANHATTAN BEACH, CA, Feb. 06, 2025 (GLOBE NEWSWIRE) -- K&F Growth Acquisition Corp. II (the “Company”), today announced the closing of its initial public offering of 28,750,000 units, at a price of $10.00 per unit, which includes 3,750,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, resulting in gross proceeds of $287,500,000. Each unit consists of one Class A ordinary share and one right (the “Share Right”) to receive one fifteenth of one Class A ordinary share upon the consummation of an initial business combination. There are no warrants issued publicly or privately in connection with this offering. The units are listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “KFIIU” as of February 5, 2025. After the securities comprising the units begin separate trading, the Class A ordinary shares and Share Rights are expected to be listed on Nasdaq under the symbols “KFII” and “KFIIR,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution but is focused on acquiring a compelling business in the experiential entertainment industry underpinned by strong secular growth, a skilled management team, and that is competitively positioned and capitalized to grow through organic and M&A-driven opportunities.

The Company’s management team is led by Edward King, its Co-Chief Executive Officer and Co-Chairman, and Daniel Fetters, its Co-Chief Executive Officer, Chief Financial Officer and Co-Chairman. In addition, the Board includes James J. Murren, Joyce Arpin and Geoff Freeman.

BTIG, LLC is acted as sole book-running manager for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from BTIG, LLC, Attention: 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 4, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

K&F Growth Acquisition Corp. II
1219 Morningside Drive, Suite 110
Manhattan Beach, CA 90266
www.kfgrowthcapital.com
email: contact@kfgrowth.com
Attention: Daniel Fetters, Co-CEO
(310) 545-9265